Exhibit 10.11.17

SYNEOS HEALTH, INC.
2018 Equity Incentive Plan

Global Performance Restricted Stock Unit Award Agreement

This Global Performance Restricted Stock Unit Award Agreement including any special terms and conditions for the Participant’s country set forth in Appendix B, attached hereto (the Global Performance Restricted Stock Unit Agreement, the Appendix B and all other appendices attached hereto, collectively, the “Agreement”), is made by and between Syneos Health, Inc., a Delaware corporation (the “Company”), and [Participant Name] (the “Participant”), effective as of [Grant Date] (the “Date of Grant”).

Attention: Attached to this Agreement as Appendix D is a Restrictive Covenants Agreement, which imposes certain restrictions upon you both during and after your employment with the Company. Attached to this Agreement as Appendix E is a Mutual Arbitration Agreement, which requires you and the Company to arbitrate on an individual basis most disputes arising from or relating to your employment with the Company, as set forth in more detail in the Mutual Arbitration Agreement. Your acceptance of the Restricted Stock Unit Award requires that you agree to the terms and conditions of this Agreement, the Restrictive Covenants Agreement, and the Mutual Arbitration Agreement. It is important that you review the terms of each of these Agreements

RECITALS

WHEREAS, the Company has adopted the Syneos Health, Inc. 2018 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of Performance Restricted Stock Units payable in shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Performance Restricted Stock Units. The Company has granted to the Participant, effective as of the Date of Grant, [Quantity Granted] (the “Target Award”) Performance Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in Section 4.5 of the Plan (the “PRSUs”).
2.
Vesting Eligibility of PRSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the PRSUs will be eligible for vesting as follows:
(a)
General. Except as otherwise provided in Sections 2(b) through 2(e), the PRSUs will vest (i) to the extent the Performance Goals are attained during the Performance

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Periods as set forth on Appendix A and (ii) as long as the Participant is in Service from the Date of Grant through the Service Vesting Date. The “Service Vesting Date” means (x) the date on which the Committee determines the attainment level of the Performance Goals for the final Performance Period, or (y) if a Qualifying Event occurs, January 1st of the year following the last Performance Period. The Committee will, promptly after the filing of the Company’s Form 10-K (or other report publicly furnished to the U.S. Securities and Exchange Commission (the “SEC”)) for each of the Performance Periods, review the applicable financial data as reported in the Form 10-K (or such other applicable report) and determine whether and to what extent the Performance Goals for each Performance Period set forth in Appendix A have been attained. On the basis of such determined level of attainment of the Performance Goals, the Committee shall determine the number of PRSUs that are eligible for vesting. Except as otherwise provided in Sections 2(b) through 2(e), PRSUs that do not become eligible for vesting based on the attainment of the Performance Goals become forfeited as of the determination date applicable to the corresponding Performance Period.
(b)
Effect of Death and Termination Due to Disability. Upon the Participant’s termination of Service due to Disability or death at any time on or prior to the last day of the last Performance Period, the Participant shall vest in the PRSUs as follows: (i) in the event the termination of Service occurs following a completed Performance Period, the Participant shall vest in the number of PRSUs subject to a Target Award Tranche (as defined in Appendix A) corresponding to such completed Performance Period based on the actual performance attainment level; (ii) in the event the termination of Service occurs during or prior to the commencement of a Performance Period, the Participant shall vest in the number of PRSUs subject to the Target Award Tranche corresponding to such Performance Periods. No fractional Shares shall be issued, and any fractional Shares that would have been deemed vested based on the foregoing calculation shall be rounded down to the next whole Share. In the event of the Participant’s death or termination of Service due to Disability after the last day of the last Performance Period, but prior to settlement of the PRSUs, the PRSUs shall continue to be eligible to vest in the number of PRSUs had the Participant continued in Service through the Service Vesting Date. Any PRSUs that are not eligible to vest upon the Participant’s termination of Service due to Disability or death in accordance with this Section 2(b) shall be forfeited as of such date.
(c)
Effect of Retirement. Upon the Participant’s Retirement after the first anniversary of the Date of Grant, but prior to the last day of the last Performance Period, the Participant shall vest in the PRSUs as follows: (i) in the event the Retirement occurs following a completed Performance Period, the Participant shall vest in the number of PRSUs subject to the Target Award Tranche corresponding to such completed Performance Period based on the actual performance attainment level; and (ii) in the event the Retirement occurs during a Performance Period, the Participant shall vest in a number of PRSUs subject to the Pro-Rated Target Award Tranche (defined below) corresponding to such Performance Period. The number of PRSUs that shall vest under the Pro-Rated Target Award Tranche shall be calculated by multiplying

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(i) the number of PRSUs subject to the Target Award Tranche for the applicable Performance Period by (ii) a fraction, the numerator of which shall be the number of days that have elapsed between the first day of such Performance Period and the date of the Participant’s Retirement, and the denominator of which shall be the number of calendar days in such Performance Period. No fractional Shares shall be issued, and any fractional Shares that would have been deemed vested based on the foregoing calculation shall be rounded down to the next whole Share. In the event of the Participant’s Retirement after the last day of the last Performance Period, but prior to settlement of the PRSUs, the PRSUs shall continue to be eligible to vest in the number of PRSUs had the Participant continued in Service through the Service Vesting Date. For the avoidance of any doubt, the remaining PRSUs subject to the Target Award Tranches corresponding to Performance Periods commencing following the date of the Participant’s Retirement shall be forfeited upon the Participant’s Retirement and all of the PRSUs shall be forfeited in the event of the Participant’s Retirement on or before the first anniversary of the Date of Grant. Any PRSUs that are not eligible to vest upon the Participant’s Retirement in accordance with this Section 2(c) shall be forfeited. For purposes of this Agreement, “Retirement” means a voluntary termination of Service on or after the Participant (i) has attained age 55; and (ii) completed 10 years of continuous Service. For purposes of this Section 2(c), a Participant’s Retirement shall not include: (i) a termination by the Company for Cause, as determined in the sole discretion of the Company, (ii) a resignation by the Participant after being notified that the Company has elected to terminate the Participant for Cause, (iii) a termination or resignation by the Participant during the pendency of an investigation with respect to the Participant or while the Participant is on a performance improvement plan, or (iv) any other circumstance upon which the Company determines in good faith the Participant is not in good standing at the time of such termination at the sole discretion of the Company.

Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the PRSUs if the Participant attains the conditions set forth in this Section 2(c) being deemed unlawful and/or discriminatory, the provisions above regarding the treatment of the PRSUs shall not be applicable to the Participant.

(d)
Effect of a Qualifying Event. If a Qualifying Event occurs, a number of PRSUs equal to the following shall be converted into time-based RSUs that shall vest on the Service Vesting Date, subject to the Participant’s continued Service through such date: the sum of (i) the PRSUs subject to each completed Performance Period prior to the date of the Qualifying Event that became eligible to vest based on the attainment level of the applicable Performance Goals, plus (ii) the number of PRSUs subject to each Target Award Tranche for each Performance Period that have not yet been completed as of the date of the Qualifying Event (the “Converted Time-Based RSUs”).

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As used in this Agreement, “Qualifying Event” shall mean a Change in Control or a Significant Transaction.

As used in this Agreement, a “Significant Transaction” shall mean any transaction, including without limitation a reorganization, merger or consolidation, to which the Company is a party that does not constitute a Change in Control but with respect to which any Persons become the Beneficial Owners, directly or indirectly, of more than forty percent (40%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the Successor Entity.

(e)
Effect of Involuntary Termination in Connection with Change in Control. The Converted Time-Based RSUs shall immediately vest in full in the event of (A) the Participant’s Service is terminated by the Company or a Subsidiary for any reason other than Cause, or (B) the Participant resigns for Good Reason, in each case, at the time of, or within 6 months following, the consummation of a Change in Control (either of such events of termination within such period, a “CIC Termination”).

As used in this Agreement, “Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following events: (i) a material reduction in the Participant’s annual base salary; (ii) a material adverse change to the Participant’s title compared to the Participant’s title immediately prior to the Change in Control; (iii) a requirement that the Participant relocate to a principal place of employment more than fifty (50) miles from the Participant’s assigned principle office location as of immediately prior to the occurrence of the Change in Control; or (iv) if the Participant has an effective employment agreement, service agreement, or other similar agreement with the Company or any Subsidiary, a material breach of such agreement, provided, that, any event described in clauses (i), (ii), (iii) and (iv) above shall constitute Good Reason only if the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company or any Subsidiary giving rise to such Good Reason and the Company or applicable Subsidiary has not cured the identified actions or inactions within sixty (60) days of such notice, and provided further that the Participant terminates his or her Service within thirty (30) days following the Company’s or applicable Subsidiary’s failure to cure within the 60-day cure period.

Any vesting acceleration contemplated under this Section 2(e) shall be subject to the limitations provided in Section 5.5 of the Plan.

3.
Settlement of PRSUs.
(a)
Settlement in Stock. PRSUs that vest pursuant to Section 2 above will be settled by delivering to Participant a number of Shares equal to the number of PRSUs that vest in accordance with the following schedule: (i) within ninety (90) days following the last day of the last Performance Period in the event of a vesting event described in Section 2(a); (ii) within sixty (60) days following the Participant’s

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termination of Service in the event of a vesting event described in Section 2(b) or 2(c); (iii) in the case of a vesting event described in Section 2(d), within ninety (90) days following the last day of the last Performance Period; (iv) within sixty (60) days following the date of the Participant’s Termination of Service in the event of a vesting event described in Section 2(e), in each case, subject to the provisions of Section 15(l). In any case, the Company may provide a reasonable delay in the delivery of the Shares to address Tax-Related Items, withholding, and other administrative matters, provided that any such delay does not result in a violation of Section 409A of the Code. Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.
(b)
Book-Entry Registration of the Shares. The Company will deliver the Shares payable pursuant to this Agreement within the settlement period set forth in Section 3(a) by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Participant’s name.
(c)
Shareholder Rights. The Participant will not have any rights of a stockholder with respect to the Shares subject to the PRSUs, including voting and dividend rights, unless and until the Shares are delivered as described in Section 3(b) above.
(d)
Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing or retaining the Participant (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant or vesting of the PRSUs, the delivery of Shares following the Vesting Date, the subsequent sale of Shares acquired pursuant to such vesting/delivery and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(e)
Withholding Requirements. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at the Company’s and/or the Employer’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) cash payment by the Participant to the Company prior to the day of vesting of an amount that the Company will apply to the required withholding; (2)

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withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (3) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the PRSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (4) withholding in Shares to be issued upon settlement of the PRSUs, subject to approval by the Committee if the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act; or (5) any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or under the Plan, approved by the Committee. For the purposes of alternative (4) above, any Shares withheld shall be credited for purposes of the withholding requirements at the fair market value of the Shares on the date that the tax withholding is determined. Until such time as the Company provides notice to the contrary, it will satisfy any withholding requirements for Tax-Related Items pursuant to alternative (3) above; provided, however, that if such method (A) cannot be processed by the broker or (B) the Participant is subject to the Company’s Insider Trading Compliance Policy (the “Insider Trading Policy”), the sale of Shares pursuant to alternative (3) is prohibited under the Insider Trading Policy and the Participant has not entered into an arrangement that is intended to comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act and that provides for the sale of all of the Shares subject to this Agreement, the Company will instead collect withholding for Tax-Related Items pursuant to alternative (4).

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including the maximum applicable rates in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Common Stock) from the Company or the Employer. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

In addition, to the extent that any U.S. Federal Insurance Contributions Act tax withholding obligations arise in connection with the PRSUs prior to the applicable

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vesting or settlement date, the Committee shall accelerate the payment of a portion of the award of PRSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Committee shall withhold such amounts in satisfaction of such withholding obligations pursuant to the tax withholding method noted in alternative (4) above.

4.
Forfeiture. Except as provided in Sections 2(b) through 2(d), all PRSUs (whether eligible for vesting or not) will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason (whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). In addition, any PRSUs for a given Performance Period which are not eligible for vesting after determination of the attainment of the Performance Goals for such Performance Period will be forfeited as of the date of certification by the Committee and will not carry over to subsequent Performance Periods. Without limiting the generality of the foregoing, the PRSUs and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.
5.
Adjustment to PRSUs. In the event of any change with respect to the outstanding Shares contemplated by Section 4.5 of the Plan, the PRSUs may be adjusted in accordance with Section 4.5 of the Plan.
6.
Nature of Grant. In accepting the PRSUs, the Participant acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; provided, however, that the Mutual Arbitration Agreement set forth at Appendix E is a binding contract that may only be modified, amended, suspended or terminated by further agreement of the parties;
(b)
the grant of the PRSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted in the past;
(c)
all decisions with respect to future PRSUs or other grants, if any, will be at the sole discretion of the Company;
(d)
the PRSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract, nor be interpreted as amending the terms of an existing employment or services contract, with the Company or any Subsidiary, including the Employer, if applicable; provided, however, that the Mutual Arbitration Agreement set forth at Appendix E is a binding contract between the parties;
(e)
the Participant is voluntarily participating in the Plan;

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(f)
the PRSUs and the Shares subject to the PRSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)
the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)
unless otherwise agreed with the Company, the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service that the Participant may provide as a director of a Subsidiary;
(i)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from the termination of the Participant’s Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(k)
the following provision shall not apply to Participants in the state of California: In consideration of the grant of the PRSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees to release and never to institute any claims which have arisen, occurred or existed at any time prior to the date of this Agreement (“Claim”) against the Company or any of its Subsidiaries, and waives his or her ability, if any, to bring any such Claim; if, notwithstanding the foregoing, any such Claim is allowed by an arbitrator or other tribunal of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such Claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such Claim; and
(l)
The following provision applies if the Participant is providing services outside the United States: neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to the Participant pursuant to the settlement of the PRSUs or the subsequent sale of any Shares acquired upon settlement.
7.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

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8.
Restrictive Covenants. The Participant acknowledges and recognizes that during the course of Participant’s employment with the Company or its Subsidiaries, the Participant will be given access to and become informed of confidential information and trade secrets and the Participant will be the beneficiary of the goodwill of the Company and its Subsidiaries, and, accordingly, agrees to the provisions of the Restrictive Covenants Agreement (“RCA”) annexed as Appendix D to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in the RCA are in addition to, and not in lieu of, any other restrictive covenants or similar covenants between the Participant and the Company or any of its Subsidiaries, including the Employer. If Participant breaches any non-competition, confidentiality or other restrictive covenant owed to the Company or any of its Subsidiaries pursuant to the RCA annexed hereto or any other agreement, as determined by the Committee in its sole discretion: (i) any unvested portion of the PRSUs held by the Participant shall be immediately rescinded; and (ii) the Participant shall automatically forfeit any rights that the Participant may have with respect to the PRSUs as of the date of such determination. The foregoing remedies set forth in this Section 8 shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.
9.
Data Privacy Provisions Applicable to Participants Outside the European Union/European Economic Area/United Kingdom (“EEA+”).

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PRSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs, Performance RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other broker selected by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Syneos Health, Inc. Human Resources Department (HRSupportServicesAmerica@SyneosHealth.com). The Participant authorizes the Company, Fidelity Stock Plan Services, LLC or any other

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broker selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Syneos Health, Inc. Human Resources Department (HRSupportServicesAmerica@SyneosHealth.com). Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant PRSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Syneos Health, Inc. Privacy Office (data.privacy@syneoshealth.com).

Finally, upon request by the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

10.
Data Privacy Provisions Applicable to Participants in the EEA+.

The Company and the Employer hereby notify the Participant of the following in relation to the Participant’s Data (as defined below) and the collection, processing and transfer in electronic or other form of such Data in relation to the grant of PRSUs and the Participant’s participation in the Plan. The collection, processing and transfer of the Participant’s Data is necessary for the legitimate purpose of the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of Data may affect the Participant’s participation in the Plan. As such, by participating in the Plan, the Participant acknowledges the collection, use, processing and transfer of Data and with respect to the limited transfer to the third party administrator Fidelity Stock Plan Services, LLC, consents to the transfer of Data as described herein.

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The Participant understands that the Company and the Employer will hold certain personal information about the Participant to administer the Plan. This personal information may include, the Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs, Performance RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Company and the Employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan, and the Company and the Employer may each further transfer Data to third parties assisting the Company or the Employer in the implementation, administration and management of the Plan. The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other broker selected by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Syneos Health, Inc. Human Resources Department (HRSupportServicesAmerica@SyneosHealth.com). For any intragroup transfers of Data outside the EEA or the UK, the transfer will be under the European Commission’s model contracts for the transfer of personal data to third countries (i.e., the standard contractual clauses) (the “Model Clauses”), or any equivalent contracts issued by the relevant competent authority of the UK (as applicable), unless the data transfer is to a country that has been determined by the European Commission or the relevant UK authorities (as applicable) to provide an adequate level of protection for individuals’ rights and freedoms for their personal data. Please contact the Syneos Health Privacy Office (data.privacy@syneoshealth.com) should you wish to receive a copy of the relevant Model Clauses.

11.
Data Privacy Provisions Applicable to Participants in all Countries.

Where provided by applicable law, the Participant may have the right to exercise certain rights with respect to their Data, which may be subject to certain limitations and exclusions. For example, these rights may include the right to know what Data is processed, access to Data, rectification of Data, erasure of Data, restriction of processing of Data (including, where applicable, the restriction on the sale of Data), and portability of Data. The Participant may also have the right to object to the processing of Data, as well as to opt-out of the Plan, in any case without cost, by contacting in writing the Syneos Health, Inc. Human Resources Department. The Participant understands, however, that the Participant's participation in the Plan may be limited and the Company and the Employer may not be able to grant the Participant PRSUs or other equity awards or administer or maintain such awards if the Participant refuses to provide Data. The

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Participant agrees to provide full cooperation in executing data privacy consent forms, agreements or any related documentation that the Company and/or the Employer deem necessary for the purpose of administering the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future.

When the Company and the Employer no longer need to use Data for the purposes above or do not need to retain it for compliance with any legal or regulatory purpose, each will take reasonable steps to remove Data from their systems and/or records containing the Data and/or take steps to properly anonymize it so that the Participant can no longer be identified from it. Further information concerning the Company’s data retention practices can be found in the Company’s Records Management Policy.

12.
Language. The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
14.
Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.
Appendix B. Notwithstanding any provisions in this Agreement, the PRSUs shall be subject to any additional terms and conditions set forth in Appendix B for the Participant’s country. Appendix B constitutes part of this Performance Restricted Stock Unit Agreement.
16.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping”

|US-DOCS\119733922.3||

third parties or causing them otherwise to buy or sell securities. Keep in mind third parties include fellow employees.

Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for complying with any applicable restrictions and should speak with a personal legal advisor on this matter.

17.
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.
18.
Miscellaneous Provisions
(a)
Securities or Exchange Control Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by U.S. or non-U.S. federal and state securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the U.S. Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.
(b)
Non-Transferability. The PRSUs and the rights and privileges conferred thereby shall be non-transferrable except as provided by Section 15.3 of the Plan. Any Shares delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable U.S. or non-U.S. federal, state or local laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and

|US-DOCS\119733922.3||

records of the Company’s transfer agent, to make appropriate reference to such restrictions.
(c)
No Right to Continued Service. Nothing in this Agreement or the Plan confers any right or obligation upon the Participant or the Company, or any Subsidiary, including the Employer, to continue the Participant’s employment with the Employer.
(d)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service or non-U.S. equivalent, by registered or certified mail, with postage and fees prepaid; or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.
(e)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.
(f)
Waiver. No waiver by the Company of any breach or condition of this Agreement by the Participant or any other Participant will be deemed to be a waiver by the Company of any other or subsequent breach or condition whether of like or different nature.
(g)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.
(h)
Severability. Except as provided in the Mutual Arbitration Agreement, the provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

|US-DOCS\119733922.3||

(i)
Amendment. Except as otherwise provided in the Plan or the Mutual Arbitration Agreement, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.
(j)
Choice of Law; Jurisdiction. Except as provided in the Mutual Arbitration Agreement, this Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require an employee who at the time of termination of employment primarily resided or worked in Colorado to adjudicate the enforceability of any restrictive covenants outside of Colorado or have the law of any other state besides Colorado apply to such adjudication.
(k)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.
(l)
IRC Section 409A. This Section 18(l) applies only to Participants who are U.S. taxpayers.

Anything in this Agreement to the contrary notwithstanding, PRSUs that are non-qualified deferred compensation subject to Section 409A of the Code and that vest as a result of the Participant’s termination of employment under Section 2(b), 2(c) or 2(e) hereof shall be settled within sixty (60) days following the Participant experiences a “separation from service,” within the meaning of Section 409A of the Code (“Separation from Service”). With respect to PRSUs that are settled as a result of the Participant’s termination of employment under Appendix C, any such PRSUs that are non-qualified deferred compensation subject to Section 409A, shall be settled within 60 days following the Separation from Service or Change in Control, provided that if the Change in Control is not a “change in control event” (within the meaning of the Treasury Regulations promulgated under Section 409A of the Code), the PRSUs shall be settled as described in Section 3(a)(i). If the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any PRSUs that are non-qualified deferred compensation that are payable upon a Separation from Service shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

(m)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement, together with any appendices hereto. The Participant has read and

|US-DOCS\119733922.3||

understands the terms and provisions of the Plan and this Agreement, as well as the attached Restrictive Covenants Agreement and Mutual Arbitration Agreement and accepts the PRSUs subject to all of the terms and conditions of the Plan and these Agreements. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within 30 days after the Agreement is presented to the Participant for review. If the Participant fails to accept the Agreement within such 30-day period, the Company may, in its sole discretion, rescind the Award in its entirety. By electronically accepting the Agreement, the Participant is also accepting the Restrictive Covenants Agreement and Mutual Arbitration Agreement, and this Award is granted under and governed by the terms and conditions of the Plan and these Agreements.

[Signature page follows]

|US-DOCS\119733922.3||

IN WITNESS WHEREOF, the Company and the Participant have executed this Global Performance Restricted Stock Unit Award Agreement and any appendices thereto as of the date first written above.

SYNEOS HEALTH, INC. By: /s/ Michelle Keefe Name: Michelle Keefe Title: Chief Executive Officer
PARTICIPANT [Electronic Signature] ________________________________ Participant Signature Name: [Participant Name] Acceptance Date: [Acceptance Date]

Signature Page to Performance Restricted Stock Unit Award Agreement

|US-DOCS\119733922.3 ||

Appendix A
PERFORMANCE GOALS FOR PRSU VESTING ELIGIBILITY

The vesting eligibility of the PRSUs granted pursuant to the attached Global Performance Restricted Stock Unit Award Agreement will be determined by the Committee in accordance with the Plan and this Appendix A. The ROIC Performance Goal and each Adjusted EPS Performance Goal shall be referred to, collectively, as the “Performance Goals”.

ROIC Performance Goal

[  ]% of the Target Award amount granted in Section 1 above (the “ROIC Target Award Tranche”) shall be eligible to vest based on the attainment of ROIC measured against the performance goals stated in the table below for the performance period beginning on (and including) January 1, 2023 and ending on (and including) [  ] (the “ROIC Performance Period”):

ROIC [  ]	Percentage of ROIC Target Award Tranche Eligible for Vesting
[  ]	[  ]
[  ]	[  ]
[  ]	[  ]
[  ]	[  ]

Adjusted EPS Performance Goals

[  ]% of the Target Award amount granted in Section 1 above shall be eligible to vest based on the attainment of Adjusted EPS performance goals (the “Adjusted EPS PRSUs”), as set forth below.

The number of Adjusted EPS PRSUs that will be eligible for vesting in accordance with Section 2(a) of the Agreement shall be equal to the sum of A + B + C, where:

A = number of Adjusted EPS PRSUs subject to an Adjusted EPS Target Award Tranche (as defined below) x the [  ] EPS Performance Attainment Factor (set forth below)

B = number of Adjusted EPS PRSUs subject to an Adjusted EPS Target Award Tranche x the [  ] EPS Performance Attainment Factor (set forth below)

C = number of Adjusted EPS PRSUs subject to an Adjusted EPS Target Award Tranche x the [  ] EPS Performance Attainment Factor (set forth below)

Appendix A – Performance Restricted Stock Unit Award Agreement

|US-DOCS\119733922.3||

Performance Periods: With respect to the Adjusted EPS PRSUs, there will be three performance periods (each a “Adjusted EPS Performance Period”), as described in the below table, in which one-sixth (1/6) of the Target Award amount granted in Section 1 above (a “Adjusted EPS Target Award Tranche”) will be measured against the Performance Goals stated in the table below for such Adjusted EPS Performance Period.

Adjusted EPS Performance Period	Dates	Performance Goals	Units Subject to the Performance Goal
[  ] Performance Period	[  ]	[  ] Adjusted EPS	One Adjusted EPS Target Award Tranche
[  ] Performance Period	[  ]	[  ] Adjusted EPS	One Adjusted EPS Target Award Tranche
[  ] Performance Period	[  ]	[  ] Adjusted EPS	One Adjusted EPS Target Award Tranche

Company Adjusted EPS: One Adjusted EPS Target Award Tranche will be eligible for vesting based upon the Company’s Adjusted EPS for each Adjusted EPS Performance Period based on the following schedules:

[  ] Adjusted EPS	% of Adjusted EPS Target	[  ] EPS Performance Attainment Factor
[  ]	[  ]	[  ]
[  ]	[  ]	[  ]
[  ]	[  ]	[  ]
[  ]	[  ]	[  ]

[  ] Adjusted EPS	% of Adjusted EPS Target	[  ] EPS Performance Attainment Factor
[  ]	[  ]	[  ]
[  ]	[  ]	[  ]

Appendix A – Performance Restricted Stock Unit Award Agreement

|US-DOCS\119733922.3||

[  ]	[  ]	[  ]
[  ]	[  ]	[  ]

[  ] Adjusted EPS	% of Adjusted EPS Target	[  ] EPS Performance Attainment Factor
[  ]	[  ]	[  ]
[  ]	[  ]	[  ]
[  ]	[  ]	[  ]
[  ]	[  ]	[  ]

General:

Subject to the minimum threshold requirements, linear interpolation will be used based on the level of attainment of the performance goal between vesting levels.

The Committee shall calculate and determine the level of achievement of the performance goals in its sole discretion, which shall be final and binding on all parties to the Agreement.

All amounts used to calculate and determine the level of achievement shall be in USD, with any currency conversions being determined by the Committee is its sole discretion.

Definitions:

“Adjusted EPS” means, for a given Adjusted EPS Performance Period, the Company’s Adjusted Diluted Earnings per share as reported in the applicable earnings release attached as an exhibit to the Company’s Report on Form 8-K for the applicable Adjusted EPS Performance Period.

“Performance Period” means an Adjusted EPS Performance Period or the ROIC Performance Period.

“ROIC” is defined as, with respect to the ROIC Performance Period, Non-GAAP Income from Operations calculated in a manner consistent with the calculation of Adjusted EBITDA as reported in the earnings release attached as an exhibit to the Company’s Report on Form 8-K with respect to the last fiscal year in the ROIC Performance Period, affected by the cash tax rate, divided by the end of period Invested Capital. For purposes of this paragraph, “Invested Capital” is defined as the sum of Total Debt (inclusive of finance lease obligations) as reported in the Company’s Annual Report on Form 10-K and Total Shareholders’ Equity (adjusted for cumulative Share-Based Compensation). The Committee may adjust the ROIC to account for the impact of all (i) mergers, divestitures, and/or acquisitions completed during the ROIC Performance Period, and (ii) changes in tax policy and/or legislation that occur during the ROIC Performance Period.

Appendix A – Performance Restricted Stock Unit Award Agreement

|US-DOCS\119733922.3||

“Target Award Tranche” means any Adjusted EPS Target Award Tranche or the ROIC Target Award Tranche.

Appendix A – Performance Restricted Stock Unit Award Agreement

|US-DOCS\119733922.3||

Appendix B
SYNEOS HEALTH, INC.

2018 Equity Incentive Plan
Global Performance Restricted Stock Unit Award Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Syneos Health, Inc. 2018 Equity Incentive Plan (the “Plan”) and the Global Performance Restricted Stock Unit Award Agreement (the “Performance Restricted Stock Unit Agreement”). This Appendix constitutes part of the Performance Restricted Stock Unit Agreement.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the PRSUs granted to the Participant if the Participant resides and/or works in a country listed below. If the Participant moves to another country after receiving the grant of the PRSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the PRSUs vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or if the Participant is considered as such for local law purposes), the information contained herein may not be applicable to the Participant in the same manner.

Appendix B – Performance Restricted Stock Unit Award

|US-DOCS\119733922.3||

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Section 3 of the Performance Restricted Stock Unit Agreement:

Without limitation to Section 3 of the Performance Restricted Stock Unit Award Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit.

Appendix B – Performance Restricted Stock Unit Award

|US-DOCS\119733922.3||

Appendix C
SYNEOS HEALTH, INC.

2018 Equity Incentive Plan
Global Restricted Stock Unit Award Agreement

Special Provisions for Certain Executive Officers

The provisions in this Appendix C apply only to Participants in the Syneos Health, Inc.
Executive Severance Plan (as defined below).

1. Involuntary Termination in connection with Change in Control.

This provision replaces Section 2(e) of the Performance Restricted Stock Unit Agreement:

(e) Effect of Involuntary Termination in connection with Change in Control.

The Converted Time-Based RSUs shall immediately vest in full in the event of (A) the Participant’s Service is terminated by the Company or a Subsidiary for any reason other than Cause, or (B) the Participant resigns for Good Reason, in each case, at the time of, or during the period commencing on the date three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control (either of such events of termination within such period, a “CIC Termination”).

(i) For purposes of this Agreement (including Section 2(d)), “Cause,” “Change in Control,” and “Good Reason” shall have the meanings ascribed to such terms in the Syneos Health, Inc. Executive Severance Plan, adopted September 15, 2016, as amended and restated August 20, 2018 (the “Executive Severance Plan”).

(ii) This Section 2(e) shall be interpreted consistently with the provisions of the Executive Severance Plan to give effect to the benefits intended to be provided under the Executive Severance Plan, to the extent the Executive Severance Plan is applicable to the Participant. Further, the vesting acceleration benefits provided under this Section 2(e) shall be subject to the conditions set forth in the Executive Severance Plan, to the extent the Executive Severance Plan is applicable to the Participant.

(iii) Any vesting acceleration provisions contemplated under this Section 2(e) shall be subject to the limitations provided in Section 5.5 of the Plan.

(iv) Any PRSUs that vest pursuant to this Section 2(e) shall also be subject to the additional settlement provisions and subject to the conditions set forth in the Executive Severance Plan, to the extent the Executive Severance Plan is applicable to the Participant.

Appendix C – Performance Restricted Stock Unit Award Agreement

|US-DOCS\119733922.3||

(i)

Appendix C – Performance Restricted Stock Unit Award Agreement

|US-DOCS\119733922.3||

Appendix D
RESTRICTIVE COVENANTS AGREEMENT

The Participant acknowledges and agrees that in light of the Participant’s access to Confidential Information and Participant’s position of trust and confidence with the Company or its Subsidiaries, Participant shall be subject to the restrictive covenants set forth herein. The Participant knows that the promises in this Restrictive Covenants Agreement (“RCA”) are an important way for the Company and its Subsidiaries to protect their proprietary interests and understands that the terms of this RCA are affected by the location in which the Participant is employed, as stated in Attachment A and Attachment B, and Attachment C to this RCA. As a condition of the grant of the PRSUs, the Participant agrees as follows:

1.
Definitions. Capitalized terms not otherwise defined in this RCA shall have the same meanings as set forth in the Syneos Health, Inc. 2018 Equity Incentive Plan, and the Global Performance Restricted Stock Unit Award Agreement (including the Appendix B and any other appendix attached thereto). The following terms shall have the following meanings for the purposes of this RCA:
(a)
“Termination Date” means the last day of the Participant’s employment by the Company or any of its Subsidiaries.
(b)
“Non-Solicit Restricted Period” means the period commencing on the Termination Date and ending twelve (12) months after the Termination Date.
(c)
“Non-Compete Restricted Period” means the period commencing on the Termination Date and ending twelve (12) months after the Termination Date.
(d)
“Company Customer” means a person or entity for whom the Company or any of its Subsidiaries was providing services either at the time of, or at any time within the twelve (12) months preceding the Termination Date, and for whom the Participant had direct contact with and/or carried out or oversaw a material business responsibility during said twelve (12) month period or about whom the Participant had exposure to or received Confidential Information as a result of the Participant’s employment with the Company or any of its Subsidiaries.
(e)
“Prospective Customer” means a person or entity (i) that the Participant contacted for the purpose of soliciting business on behalf of the Company or any of its Subsidiaries during the twelve (12) months preceding the Termination Date; or (ii) to which the Company or any of its Subsidiaries had submitted a bid or proposal for services during the twelve (12) months preceding the Termination Date, and in which bid or proposal the Participant was involved in any material respect.
(f)
“Company Person” means any person who is an employee of or consultant to the Company or any of its Subsidiaries as of the Termination Date.
(g)
“Company Business” means (i) developing, marketing, selling and/or providing services to pharmaceutical, biotechnology, life sciences, medical device and medical diagnostic companies regarding: (A) the commercialization of pharmaceuticals, biologics, medical devices

|US-DOCS\119733922.3||

or diagnostic products, including, but not limited to, outsourced sales and related operations, marketing, naming/branding, advertising, public relations, medical communications and medication adherence services for the Company’s clients, (B) the provision of clinical trials and related support services including, but not limited to, bioanalysis, biostatistics, data management, feasibility studies, global safety and pharmacovigilance, laboratory operations, medical writing, project management, protocol and case report form design, quality assurance, regulatory affairs and consulting, medical oversight, risk management, site and patient recruitment, site management, strategic planning, study monitoring and late stage services for the Company’s clients, (C) the staffing of clinical trial and/or clinical research and development personnel for the Company’s clients, and (D) the provision of consulting services including, but not limited to, brand management, business development, clinical development, commercial strategy and organizational design, product launch planning, medical affairs, pricing and market access and risk evaluation and mitigation strategy for the Company’s clients; and (ii) any other business that the Company and its Subsidiaries engage in, or that the Company and its Subsidiaries have developed definitive plans to engage in, as of the Termination Date.
(h)
“Restricted Area” means the following geographical areas: (i) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Participant personally provided material services on behalf of the Company during the twelve (12) months prior to the Termination Date; (ii) within a 60-mile radius of the location(s) where the Participant had an office during the twelve (12) months prior to the Termination Date; (iii) within a 60 mile radius of Raleigh, North Carolina; and (iv) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Company or any of its Subsidiaries is located or does or did business, during the twelve (12) months prior to the Termination Date.
(i)
“Confidential Information” means without limitation, any confidential or proprietary information or materials of the Company or its Subsidiaries, whether of a technical, business, or other nature, including information and materials which relate to operations, processes, products, promotional material, developments, patent applications, formulas, sponsor or client lists, manufacturing processes, trade secrets, basic scientific data, data systems, employment policies, formulation information, budgets, bids, proposals, study protocols, coding devices, and any other confidential data or proprietary information in connection with the Company, its Subsidiaries or their business affairs, including but not limited to any information relating to the operation of the Company’s and/or its Subsidiaries’ business which the Company or its Subsidiaries may from time to time designate as confidential or proprietary or that Participant reasonably knows should be, or has been, treated by the Company and/or its Subsidiaries as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print or in any other form, including all originals, copies, notes or other reproductions or replicas thereof. Any trade secrets of the Company or its Subsidiaries will be entitled to all of the protections and benefits under any applicable trade secrets law, whether statutory or common law, including but not limited to the Delaware Uniform Trade Secrets Act, Del. Code Ann. tit. 6, §§ 2001–2009, the North Carolina Trade Secrets Protection Act, N.C. Gen. Stat. §§ 66-152 et seq., the Massachusetts Uniform Trade Secrets Act, M.G.L. ch. 93, §§ 42 to 42G, and the California Uniform Trade Secrets Act, Cal. Civ. Code §§ 3426 et seq. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this RCA.

|US-DOCS\119733922.3||

Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (i) is already known to the Participant prior to its disclosure to the Participant by the Company; (ii) is or becomes generally available to the public through no wrongful act of any person; (iii) is at the time of disclosure part of the public knowledge or literature through no wrongful action by the Participant; or (iv) is received by the Participant from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure. The Participant acknowledges and agrees that the Confidential Information he/she obtains or becomes aware of as a result of his/her employment with the Company or any of its Subsidiaries is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that the Participant is required to protect and not disclose such information.

(j)
“Subsidiary” or “Subsidiaries” means any corporation, partnership, limited liability company, joint venture, association, public or private limited company or other business entity at least 50% of the outstanding voting stock or voting interests of which is at the time owned or controlled, directly or indirectly, by the Company.
2.
Non-Solicitation of Customers and Employees. The Participant agrees that during the Participant’s employment with the Company or any of its Subsidiaries and during the Non-Solicit Restricted Period, the Participant will not, on the Participant’s own behalf, nor as an officer, director, stockholder, partner, associate, employee, owner, executive, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity:
(a)
solicit, induce, influence or attempt to solicit, induce or influence any Company Customer to (i) cease doing business in whole or in part with the Company and/or its Subsidiaries, or to otherwise limit or reduce its business with the Company and/or its Subsidiaries, (ii) purchase or accept products or services competitive with those offered by the Company and/or its Subsidiaries from any person or entity (other than the Company and/or its Subsidiaries), or (iii) do business with any other person or business that is Competitive with the Company;
(b)
solicit, induce, influence or attempt to solicit, induce or influence any Prospective Customer to (i) cease doing business in whole or in part with the Company and/or its Subsidiaries, or to otherwise limit or reduce its business with the Company and/or its Subsidiaries, (ii) purchase or accept products or services competitive with those offered by the Company and/or its Subsidiaries from any person or entity (other than the Company and/or its Subsidiaries), or (iii) do business with any other person or business that is Competitive with the Company;
(c)
provide or sell any products or services competitive with those offered by the Company and/or its Subsidiaries to any Company Customer;
(d)
provide or sell any products or services competitive with those offered by the Company and/or its Subsidiaries to any Prospective Customer;
(e)
interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, that the Company and/or its Subsidiaries have with any sponsor, supplier, vendor, distributor, lessor, lessee, licensor or business partner that transacts business with the Company and/or its Subsidiaries;

|US-DOCS\119733922.3||

(f)
solicit, induce, encourage, entice or attempt to solicit, induce, encourage or entice any Company Person to terminate or alter his or her employment or engagement with the Company or any of its Subsidiaries; or
(g)
employ or hire as an officer, director, employee, agent, consultant or independent contractor any Company Person.
3.
Non-Competition.
(a)
The Participant agrees that, during the Participant’s employment with the Company or any of its Subsidiaries, and during the Non-Compete Restricted Period, the Participant will not, within the Restricted Area, for the Participant’s own behalf or for any other person or entity, own, manage, operate or participate in the ownership, management, operation or control of, or be employed by or provide services to, any person, business or entity which competes with the Company Business if Participant would:
(i)
have responsibilities or perform services that are entirely or substantially similar to the responsibilities or services that the Participant had or provided at the time of, or at any time within the twelve (12) months preceding the Termination Date;
(ii)
be involved in creating, developing, modifying, accessing, utilizing or relying upon confidential information that is similar or relevant to that Confidential Information to which Participant created, developed, modified, accessed, utilized or relied upon during the Participant’s employment with the Company or any of its Subsidiaries; or
(iii)
use, disclose, or engage in activity in which the Participant would be reasonably expected to use or disclose any Confidential Information.
(b)
Notwithstanding the foregoing, the Participant’s ownership, directly or indirectly, of not more than one percent (1%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section.
4.
Business Opportunities. The Participant, while he or she is employed by the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he or she may discover, find, develop or otherwise have available to him or her in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.
5.
Confidentiality.
(a)
The Participant acknowledges that during his or her employment with the Company, he or she has and will necessarily become informed of, and have access to, the Confidential Information of the Company, and that the Confidential Information, even though it may be contributed, developed or acquired in whole or in part by the Participant is the Company’s exclusive property to be held by the Participant in trust and solely for the Company’s benefit.

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Accordingly, except as required by law, the Participant shall not, at any time, either during or subsequent to his or her employment, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information that legally and legitimately is or becomes of general public knowledge from authorized sources other than the Participant.
(b)
This RCA shall not prevent Participant from (i) reporting, without prior approval from the Company, possible violations of federal securities laws or regulations to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; (ii) filing a charge of discrimination with the Equal Employment Opportunity Commission; (iii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; (iv) revealing evidence of criminal wrongdoing to law enforcement; (v) testifying in any cause of action when required to do so by law, or (vi) divulging Confidential Information pursuant to an order of court or agency of competent jurisdiction. However, with respect to (v) and (vi) only, Participant must promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

Further, 18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this RCA have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this RCA is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C.§ 1833(b).

6.
Prior Restrictive Covenants. The restrictive covenants contained in this RCA are in addition to, and not in lieu of, any other restrictive covenants between the Participant and the Company or any of its Subsidiaries. For the avoidance of doubt, any and all of the Participant’s restrictive covenants agreed to prior to entering into this RCA (“Prior Restrictive Covenants”) will survive and supersede the restrictive covenants set forth in this RCA to the extent that any Prior Restrictive Covenant is for a longer period of time or is more restrictive in scope or location than the restrictive covenants set forth in this RCA. A breach of any such Prior Restrictive Covenant will also constitute a breach of this RCA.

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7.
Injunctive Relief and Tolling. Participant acknowledges and agrees that if Participant breaches any of the provisions of Sections 2 through 6 hereof, it will cause irreparable damage to the Company and/or its Subsidiaries for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order or an injunction to preserve or restore the status quo pending arbitration under the Mutual Arbitration Agreement, and will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including, without limitation, the right to recover monetary damages for the breach by Participant of any of the provisions of this RCA. Further, Participant understands that if Participant breaches any of the provisions in Sections 2 through 6 of this RCA, the applicable restricted period will be extended for a period of time equal to the period of time Participant spent in breach of this RCA. If the Company is required to seek injunctive relief from such breach, then the applicable restricted period shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.
8.
Termination. Participant may terminate the employment relationship for any reason at any time upon giving the Company thirty (30) days prior written notice, as applicable law permits. In the case of a termination by the Company other than a termination for Cause (as defined in the Plan), the Company will provide thirty (30) days prior written notice of termination, as applicable law permits. In each case, the Company may, in its discretion, relieve the Participant of some or all of his/her duties during all or a part of such notice period. Subject to the forgoing notice obligation, the Participant’s employment with the Company shall remain at will, as applicable law permits.
9.
Return of Company Property. By no later than the Termination Date, the Participant shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverables containing Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business that are in the Participant’s possession or control.
10.
Governing Law, Forum. Except as provided in any Mutual Arbitration Agreement, this RCA and all disputes, claims or controversies arising out of or related to this RCA, shall be governed (i) for U.S. Participants, by the laws of the State of Delaware without regard for reference to any choice or conflict of law principles of any jurisdiction. The parties agree that any proceeding seeking temporary or preliminary injunctive relief to preserve or restore the status quo pending arbitration of any disputes, claims or controversies arising out of or related to this RCA shall be brought exclusively in the state or federal courts in the State of Delaware, and the Participant voluntarily submits to the exclusive jurisdiction over the Participant’s person by a court of competent jurisdiction located within the State of Delaware. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such proceeding in the State of Delaware, and further irrevocably waive any claim they may now or hereafter have that any such proceeding brought in said court(s) has been brought in an inconvenient forum. (ii) for Participants employed outside of the U.S, by the laws of the country in which Participant is employed without regard for reference to any choice or conflict of law principles of any jurisdiction, and the parties agree that any action or proceeding with respect to this RCA or the

|US-DOCS\119733922.3||

Participant’s employment with the Company shall be brought exclusively in the courts in the country in which the Participant is employed.
11.
Amendment, Modification or Waiver. This RCA may not be changed orally, and no provision of this RCA may be amended or modified unless such amendment or modification is in writing, signed by the Participant and by a duly authorized officer of the Company. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by a duly authorized officer of the Company to be effective.
12.
Severability. In case any one or more of the provisions contained in this RCA shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this RCA, but this RCA shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this RCA shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.
13.
Miscellaneous.
(a)
The Participant’s and the Company’s obligations hereunder shall continue in full force and effect in the event that the Participant’s job title, responsibilities, work location or other conditions of his/her employment with the Company change subsequent to the execution of the RCA, without the need to execute a new RCA.
(b)
Participant agrees to provide a copy of Sections 1 through 6 of this RCA to any subsequent employers or prospective employers during the applicable period of restriction (including but not limited to the Non-Solicit Restricted Period and the Non-Compete Restricted Period). The Participant specifically authorizes the Company to notify any subsequent employers or prospective employers of the Participant of the restrictions on the Participant contained in this RCA and of any concerns the Company may have about actual or possible conduct by the Participant that may be in breach of this RCA. The Participant agrees to promptly notify the Company of any offers to perform services, any engagements to provide services, and/or actual work of any kind, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever during the period of his/her employment by the Company or any of its Subsidiaries and during the Non-Solicit Restricted Period and the Non-Compete Restricted Period. Such notice must be provided prior to the commencement of any such services or work.
(c)
The rights and remedies of the parties under this RCA are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.
(d)
The obligations in this RCA shall survive Participant’s termination of employment with the Company or a Subsidiary and the assignment of this RCA by the Company to any successor in interest or other assignee.

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Attachment A to RCA

California Law Modifications

This Attachment A modifies certain terms of the RCA while Participant is providing services to the Company, if Participant is based in California. If, at any time, Participant is relocated by the Company, to another state outside of California, the unmodified terms of the RCA will apply and this Attachment A will no longer apply. Similarly if Participant is originally based in a state outside of California, but the Company relocates Participant to California, the modified terms of this Attachment A will apply, as set forth below. For purposes of this RCA, Participant may only be employed in one state at any given time and any travel required by Participant’s role will not affect the Company’s determination of where Participant is based.

Section 2 shall be deleted and replaced as follows:

2. Non-Solicitation of Employees. The Participant agrees that during the Participant’s employment with the Company or any of its Subsidiaries and during the Non-Solicit Restricted Period, the Participant will not, on the Participant’s own behalf, nor as an officer, director, stockholder, partner, associate, employee, owner, executive, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity, solicit, induce, encourage, entice or attempt to solicit, induce, encourage or entice any Company Person to terminate or alter his or her employment or engagement with the Company or any Subsidiaries or to accept employment or engagement with any other person or entity.

Section 3(a) shall be deleted and replaced as follows:

(a) During Participant’s employment with the Company or any of its Subsidiaries, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity own, manage, operate or participate in the ownership, management, operation or control of, or be employed by or provide services to, any person, business or entity which is competitive with the Company Business if Participant would: (i) have responsibilities that are entirely or substantially similar to the responsibilities Participant has, or had held, at any time during Participant’s employment with the Company or any of its Subsidiaries; or (ii) be involved in creating, developing, modifying, accessing, utilizing or relying upon confidential information that is similar or relevant to that Confidential Information to which Participant created, developed, modified, accessed, utilized or relied upon during Participant’s employment with the Company or any of its Subsidiaries.

Section 10 shall be deleted and replaced as follows:

10. Governing Law

This RCA and all disputes, claims or controversies arising out of or related to this RCA, shall be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California. Participant agrees that venue for any proceeding seeking temporary or preliminary injunctive relief to preserve or restore the status quo pending arbitration of any

|US-DOCS\119733922.3||

disputes, claims or controversies arising out of or related to this RCA is proper in the federal or state courts of Orange County, California and that these courts shall have exclusive jurisdiction over any such proceeding and Participant specifically consents to personal jurisdiction in such court(s), even if Participant does not reside in Orange County at the time of the dispute. Participant hereby irrevocably waives any objection Participant may now or hereafter have to the laying of venue of any such proceeding in the State of California, and further irrevocably waives any claim Participant may now or hereafter have that any such proceeding brought in said court(s) has been brought in an inconvenient forum.

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Attachment B to RCA

This Attachment B modifies certain terms of the RCA while Participant is providing services to the Company, if Participant is based in Massachusetts. If, at any time, Participant is relocated by the Company, to another state outside of Massachusetts, the unmodified terms of the RCA will apply and this Attachment B will no longer apply. Similarly if Participant is originally based in a state outside of Massachusetts, but the Company relocates Participant to Massachusetts, the modified terms of this Attachment B will apply, as set forth below. For purposes of this RCA, Participant may only be employed in one state at any given time and any travel required by Participant’s role will not affect the Company’s determination of where Participant is based.

Section 1(c) of the RCA shall be deleted and replaced as follows:

(c) “Non-Compete Restricted Period” means the period commencing on the Termination Date and ending twelve (12) months after the Termination Date, provided that the Participant’s employment with the Company was due to the Participant’s voluntary separation from employment with the Company or the involuntary termination of the Participant’s employment by the Company for cause; provided, however, that in the event that the Company files an action to enforce rights arising out of this RCA, the Non-Compete Restricted Period shall be extended for all periods in which the Participant is determined by the Court to have been in violation of the Participant’s obligations under this RCA or any other fiduciary obligation owed to the Company.

Section 3 of the RCA shall be amended to include the following:

(c) If, prior to October 1, 2018, the Participant entered into an agreement with the Company containing non-competition and/or non-solicitation covenants, the Participant hereby reaffirms that the Participant is subject to, and bound by, the pre- and post-termination non-competition and non-solicitation covenants set forth in those agreements.

Section 10 shall be deleted and replaced as follows:

10. Governing Law

This RCA and all disputes, claims or controversies arising out of or related to this RCA, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts. Participant agrees that venue for any proceeding seeking temporary or preliminary injunctive relief to preserve or restore the status quo pending arbitration of any disputes, claims or controversies arising out of or related to this RCA is proper in the federal or state courts in the county within Massachusetts where the Participant resides or the Suffolk County Business Litigation Session, and that these courts shall have exclusive jurisdiction over any such proceeding and Participant specifically consents to personal jurisdiction in such court(s), even if Participant does not reside in Suffolk County at the time of the dispute. Participant hereby irrevocably waives any objection Participant may now or hereafter have to the laying of venue of any such proceeding in the Commonwealth of Massachusetts, and further irrevocably waives any claim Participant may now or hereafter have that any such proceeding brought in said court(s) has been brought in an inconvenient forum.

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Section 13 of the RCA shall be amended to include the following:

(e)
Participant has the right to consult with legal counsel prior to entering into this RCA.

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Attachment C to RCA

Colorado Law Modifications

This Attachment C modifies certain terms of the RCA if Participant primarily works or resides in Colorado. If, at any time during Participant’s employment, Participant is relocated by the Company to another state outside Colorado and no longer primarily works or resides in Colorado, the unmodified terms of the RCA will apply and this Attachment C will no longer apply to Participant. Similarly, if Participant is originally based in a state outside of Colorado, but the Company relocates Participant to Colorado, the modified terms of this Attachment C will apply to Participant, effective 14 days after provision of the required notice of restrictive covenant obligations as set forth below. For purposes of this RCA, Participant may only be employed in one state at any given time and any travel required by Participant’s role will not affect the Company’s determination of where Participant is based.

The preamble of the RCA is deleted and replaced with the following::

The Participant acknowledges and agrees that the Company or an Affiliate will provide Participant with access to and training with regard to Trade Secrets (as defined herein), which Participant recognizes to be of substantial value and which Participant acknowledges would not have been provided by the Company or an Affiliate if Participant did not agree to the terms of this Restrictive Covenants Agreement (“RCA”). Participant further acknowledges and agrees, in light of the Participant’s access to Trade Secrets, and Participant’s position of trust and confidence with the Company or its Subsidiaries, Participant shall be subject to the restrictive covenants set forth herein. The Participant knows that the promises in this RCA are an important way for the Company and its Subsidiaries to protect their Trade Secrets and understands that the terms of this RCA are affected by the location in which the Participant is employed, as stated in Attachment A, Attachment B, and Attachment C to this RCA. As a condition of the grant of the RSUs, the Participant agrees as follows:

The following is added to Section 2 of the RCA:

The restrictions in Section 2(a) and (c) only apply to the extent Participant earns, both at the time this RCA is entered into and at the time the Company enforces it, an amount of annualized cash compensation equivalent to or greater than 60% of the threshold amount for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this RCA is entered into, and such activities will involve the inevitable use of, or near-certain influence by Participant’s knowledge of, Trade Secrets disclosed to Participant during the course of employment with the Company.

The restrictions in Section 2(b), (d), (e), (f), and (g) only apply to the extent Participant earns, both at the time this RCA is entered into and at the time the Company enforces it, an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this RCA is entered into, and such activities will involve the inevitable use of, or near-certain influence by Participant’s knowledge of, Trade Secrets disclosed to Participant during the course of employment with the Company.

For purposes of this Section, “Trade Secrets” include any Confidential Information disclosed to or acquired by Participant as a consequence of or through Participant’s employment by the Company that is not generally known in the industry or industries in

|US-DOCS\119733922.3||

which the Company is or may become engaged, which is secret and of value, and which the Company has taken measures to prevent from becoming available to persons other than those selected by the Company to have access thereto for limited purposes, as well as any information recognized as a trade secret by applicable Colorado law.

The following is added to Section 3 of the RCA:

The restrictions in Section 3 only apply to the extent Participant earns, both at the time this RCA is entered into and at the time the Company enforces it, an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this RCA is entered into, and such activities will involve the inevitable use of, or near-certain influence by Participant’s knowledge of, Trade Secrets disclosed to Participant during the course of employment with the Company.

For purposes of this Section, “Trade Secrets” include any Confidential Information disclosed to or acquired by Participant as a consequence of or through Participant’s employment by the Company that is not generally known in the industry or industries in which the Company is or may become engaged, which is secret and of value, and which the Company has taken measures to prevent from becoming available to persons other than those selected by the Company to have access thereto for limited purposes, as well as any information recognized as a trade secret by applicable Colorado law.

The following is added to Section 5(b) of the RCA:

Participant further acknowledges and agrees that the restrictions in this Section 5 are reasonable and shall not prohibit the disclosure of information arising from Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information readily ascertainable to the public, and/or information Participant has a right to disclose as legally protected conduct.

Section 6 of the RCA is deleted and replaced with the following:

6. Participant acknowledges that the restrictive covenants contained in this RCA are in addition to, and not in lieu of, any other restrictive covenants between the Participant and the Company or any of its Subsidiaries.

The following is added to Section 7 of the RCA:

Participant acknowledges and agrees that the restrictive covenants contained in this RCA are reasonably necessary to protect the Company’s Trade Secrets, are reasonable with respect to scope of activities prohibited, time and geographic restrictions, do not interfere with public interest or public policy and will not deprive Participant of the ability to earn a reasonable living.

The following is added to Section 10 of the RCA:

Notwithstanding anything in the RCA or the Mutual Arbitration Agreement to the contrary, the enforceability of any restrictive covenants in this RCA shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of Colorado or any other

|US-DOCS\119733922.3||

jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of Colorado. Also notwithstanding anything in the RCA or the Mutual Arbitration Agreement to the contrary, venue for any action adjudicating the enforceability of any restrictive covenants in this RCA shall be in the federal or state courts of Denver County, Colorado, these courts shall have exclusive jurisdiction over any such action, and Participant specifically consents to personal jurisdiction in such court(s) even if Participant does not reside in Denver County at the time of the dispute.

The following is added as Section 13(e) of the RCA:

(e) Participant acknowledges and agree Participant has been provided with, and has signed, a separate notice of Participant’s obligations under the RCA either (1) prior to Participant’s acceptance of employment with the Company or (2) for current employees of the Company, at least fourteen (14) days before the effective date of this RCA. Participant further acknowledges and agrees this RCA shall not become effective until (1) Participant’s first day of employment, if presented with such notice and a copy of the RCA prior to accepting an offer of employment, or (2) for current employees of the Company, fourteen (14) days after receiving such notice and a copy of the RCA.

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APPENDIX B

MUTUAL ARBITRATION AGREEMENT

This Mutual Arbitration Agreement (“Agreement”) sets forth the terms of the agreement between Syneos Health, Inc. and you (the “Parties”) regarding an alternative approach for resolving employment-related disputes.

1. Mutual Arbitration Agreement

a. Except as described in Section 3, titled “Claims Not Covered by this Agreement,” all disputes, claims, complaints, or controversies (“Claims”) that you have had in the past, have now, or at any time in the future may have, against the Company and/or any of its parents, subsidiaries, affiliates, predecessors, successors, assigns, current, former, or future officers, directors, employees, and/or those acting as an agent of the Company (which make up the definition of the “Company” for purposes of this Agreement), as well as any company to which you were assigned to provide services (each a “Customer”), and/or any of its parents, subsidiaries, affiliates, predecessors, successors, assigns, current, former, or future officers, directors, employees, and/or those acting as an agent of the Customer, or that the Company has now or at any time in the future may have against you (“Covered Claims”), arising out of and/or related to your application for employment with the Company, employment with the Company, termination of your employment with the Company, your assignment to any Customer, the services you may have provided to a Customer, and/or the termination of that assignment, will be resolved by arbitration and NOT by a court or jury.

Claims that the Parties agree to arbitrate include, but are not limited to, the following:

•
claims for breach of contract, tort claims, and claims for wrongful discharge;

•
claims for discrimination, harassment (other than claims for sexual harassment or sexual assault, to the extent you elect to exclude such claims from arbitration hereunder), retaliation, and failure to accommodate;

•
claims for overtime, wages, leaves, paid time off, sick days, compensation, penalties or restitution, or any other form of remuneration or pay;

•
all claims for violation of a federal, state, or local statute or ordinance creating employment rights including but not limited to claims under the Fair Labor Standards Act (“FLSA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Worker

|US-DOCS\119733922.3||

Adjustment and Retraining Notification Act (“WARN”), the Equal Pay Act (“EPA”), the Americans With Disabilities Act (“ADA”), and the Family and Medical Leave Act (“FMLA”); and
•
any other claim under any federal, state, or local statute, constitution, regulation, rule, ordinance, or common law, arising out of and/or related to your application for employment with the Company, your employment with the Company, and/or the termination of your employment with the Company.

THE PARTIES HEREBY FOREVER WAIVE AND GIVE UP THE RIGHT TO HAVE A JUDGE OR A JURY DECIDE ANY COVERED CLAIMS. Either party to this Agreement may make application to a court for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration.

b. Employee Election: You may elect to pursue claims for sexual harassment and/or sexual assault (“Excludable Claims”) in court rather than in arbitration. In the event you elect to exclude such claims from this Agreement, you agree to sever any Excludable Claims from any case brought by you that contains arbitrable claims, and to pursue any Excludable Claims in a case separate from any arbitrable claims.

2. Class, Collective, and Representative Action Waiver:

a. Waiver of Class and Collective Actions: To the maximum extent permitted by applicable law, the Parties agree that no Covered Claims may be initiated or maintained on a class action or collective action basis either in court or arbitration. This means that neither party may serve or participate as a class or collective action member or representative, or receive any recovery from a class or collective action involving Covered Claims either in court or in arbitration. In addition, neither you nor the Company may participate as a plaintiff or claimant in a class or collective action to the extent that the action asserts Covered Claims against you or the Company.

b. Waiver of Certain Representative Actions: The Parties knowingly agree to waive their rights to initiate or maintain or participate in a Non-individual Covered Claim on a representative action basis either in court or arbitration to the extent such a waiver does not extinguish any substantive rights, and, to the maximum extent permitted by law, will not be entitled to and will decline to accept any recovery from such an action.

c. Arbitrator’s Authority: The Parties also agree that the arbitrator will have no power to adjudicate or award remedies for injuries that you or the Company have not personally experienced (“Non-individual” claims). Therefore, the parties agree that the arbitrator cannot hear or decide Non-individual claims. Claims may not be joined or consolidated in arbitration with disputes brought by other individual(s), unless agreed to in writing by all parties. The arbitrator has no authority or power to make class or collective or Non-individual representative

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decisions, allow class or collective or Non-individual representative discovery, or award class or collective or Non-individual representative remedies. Similarly, the arbitrator has no authority or power to award penalties pursuant to the California Private Attorney General Act (“PAGA”), if applicable, other than for proven Labor Code violations you have personally suffered.

d. Court to Decide Enforceability of the Waivers: A court of competent jurisdiction, not an arbitrator, must resolve issues concerning the enforceability or validity of the class action, collective action, or representative action waivers set forth above. If, for any reason, any portion of the class or collective or representative action waiver is held unenforceable or invalid in whole or in part, then a court of competent jurisdiction, not an arbitrator, will decide the claim or portion of the claim as to which the class or collective or representative action waiver was held unenforceable, including deciding whether the party has standing to maintain the claim in court; however, for any portion of the waiver that remains valid, the claim must be arbitrated on an individual basis. Further, all individual Covered Claims, including individual claims under PAGA, will remain subject to arbitration.

e. No Prohibition on Filings Or Communications With Government Agencies: Nothing in this Agreement shall prohibit you from filing a charge, complaint, or claim, or communicating or cooperating with, providing information to, or participating in an investigation by the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Administration, or any other federal, state, or local administrative agency. To the extent a Covered Claim is not fully and finally resolved before the agency, it is subject to arbitration under this Agreement rather than any proceeding in court.

3. Claims Not Covered by this Agreement. The following claims shall not be covered by this Agreement:

a. Claims for workers’ compensation benefits (provided that claims for workers’ compensation retaliation remain Covered Claims);

b. Claims for unemployment compensation benefits;

c. Claims for any relief asserted under or governed by the Employee Retirement Income Security Act of 1974 (“ERISA”); resolution of such claims will be governed by the terms of the applicable plan and applicable law;

d. Claims that are subject to the exclusive jurisdiction of the National Labor Relations Board;

e. Claims brought with the California Division of Labor Standards Enforcement while pending with the agency;

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f. Non-individual Claims brought pursuant to PAGA; individual PAGA Claims for violations that you claim to have suffered are subject to individual arbitration under this Agreement;

g. Claims for public injunctive relief (e.g. claims seeking injunctive relief that benefits citizens as a whole, not just the employee or a group of employees); a court, not an arbitrator, shall decide whether a claim is for public or private injunctive relief, and any Covered Claims for private injunctive relief must be arbitrated on an individual basis; and

h. Any claim that is expressly precluded from inclusion in this Arbitration Agreement by a governing federal statute.

4. Arbitration Procedures

a. The Parties will use the Judicial Arbitration and Mediation Services (“JAMS”), subject to the JAMS Employment Arbitration Rules and Procedures and the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (“JAMS Arbitration Rules”), or any successor rules, available at www.jamsadr.com or a copy will be provided upon request from Human Resources, unless those rules and/or procedures conflict with any express term of this Agreement, in which case this Agreement is controlling. To the extent JAMS is unavailable to process the arbitration, any successor arbitration forum will be used or, if there is no successor forum, the parties will select an alternative arbitrator or forum or one will be appointed by a court, and the arbitration will proceed under the rules most applicable to employment claims, except to the extent that such rules conflict with this Agreement, in which case this Agreement is controlling.

To initiate an arbitration with JAMS, complete a Demand for Arbitration Form, available at: www.jamsadr.com/files/Uploads/Documents/JAMS_Arbitration_Demand.pdf. Please follow the instructions contained in the Demand for Arbitration Form.

b. No arbitration under this Agreement shall be subject to the JAMS Class Action Procedures.

c. The demand for arbitration must be in writing and include (1) the name and address of the party seeking arbitration, (2) a statement of the legal and factual basis of each claim, (3) a description of the remedy sought, (4) the amount in controversy, and (5) the claimant’s handwritten or electronic signature.

d. The arbitration will be heard by a single arbitrator at a location within 50 miles of where you worked for the Company in the U.S. at the time the claim arose, unless both parties agree otherwise. In the event you are a field-based employee, or work primarily from your residence, the residence at the time the claim arose shall be considered the work location for purposes of determining

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the location of the arbitration. In the event you are working for the Company outside of the U.S. on temporary assignment or is otherwise located outside the U.S. when the claim arises, you agree that the arbitration will take place in North Carolina.

d. Any Party shall have the right to file a motion to dismiss and/or a motion for summary judgment, which the arbitrator shall have the authority and obligation to decide by application of the Federal Rules of Civil Procedure governing such motions. The responsibilities, procedures, and sanctions of Federal Rule of Civil Procedure, Rule 11, are also incorporated into this Agreement.

e. The arbitrator is authorized to award any party the full remedies that would be available to such party if the Covered Claim had been filed in court, including attorneys’ fees and costs. Thus, for example, you shall be entitled to recover attorney’s fees and costs in any arbitration in which you assert and prevail on any statutory claims to the same extent as you could in court.

f. The arbitrator shall issue a final and binding written award, subject to review on the grounds set forth in the Federal Arbitration Act (“FAA”). No award or decision by the arbitrator shall have any preclusive effect on issues or claims in any other arbitration or court proceeding, unless all of the parties in the other proceeding were also named parties in the arbitration in which the award or decision was issued.

5. Arbitration Fees and Costs

a. In the event you file a claim under this Agreement, you will pay the arbitration provider’s employee-designated filing fee, or the normal filing fee in the state or federal court in which the dispute arose, whichever is lowest, and the Company will pay any amount of the JAMS fee in excess of that amount.

b. The Company will pay any other JAMS administrative fees, the arbitrator’s fees, and any additional fees charged by the arbitral forum.

c. Any required initial filing fees for the arbitration shall be due no sooner than thirty (30) after receipt of an invoice from the arbitral tribunal for those initial filing fees. After payment of the initial filing fee, any required fees or costs for the services of the arbitrator shall be due no sooner than thirty (30) days after the services are rendered by the arbitrator. Fees and costs for the arbitration hearing shall be due thirty (30) days before the arbitration hearing begins.

6. Other Provisions:

a. Time Limitation for Commencing Arbitration: The same statute of limitations (the maximum time that parties have to initiate legal proceedings from the date a claim arises) that would have applied if the Covered Claim was filed in court will apply

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to any Covered Claim. Arbitration is to be commenced consistent with the JAMS arbitration rules and procedures, as applicable.

b. Agreement Survives Termination of Employment: This Agreement will survive the termination of your employment with the Company. This Agreement supersedes any prior agreement between the Parties regarding the subject matter of dispute resolution of Covered Claims.

c. Construction and Severability:

i. Except as expressly provided elsewhere in this Agreement, any issue concerning the validity or enforceability of this Agreement, and any issue concerning the arbitrability of a particular issue or claim pursuant to this Agreement, must be resolved by the arbitrator, not the court. A court, not an arbitrator, must resolve issues concerning the enforceability or validity of the class action, collective action, or representative action waivers set forth above.

ii. Except as provided in Section 2(d) above, if any part or provision of this Agreement is found to be void, voidable, or otherwise unenforceable, that part or provision shall be severed and such a finding will not affect the validity of the remainder of the Agreement, and all other parts and provisions remain in full force and effect. To the extent any claims (or portions of claims) are found to be required to proceed in court, all other Covered Claims (or portions of such claims), shall still be required to be arbitrated, and the claims required to proceed in court by a party found to have standing to proceed shall be stayed pending arbitration of the other claims, unless contrary to applicable law.

iii. If any portion of the class action, collective action, or representative action waivers above is found to be void, voidable, or otherwise unenforceable, then the portion of the waivers found void or unenforceable shall be severed from this Agreement, and all other parts and provisions shall remain in full force and effect. In such a case, the claims (or portions of claims) found to be able to proceed on a class action, collective action, or representative action basis shall proceed in court and not in arbitration. All other parts and provisions that are not found void or unenforceable shall remain in full force and effect and arbitrated on an individual basis.

d. Governing Law: This Agreement is governed by the FAA and, to the extent not inconsistent with or preempted by the FAA, by the laws of the state in which you last worked for the Company without regard to choice or conflicts of law rules. The Company’s business, your employment with the Company, and this Agreement affect interstate commerce. The arbitrator is obligated to follow and apply the law applicable to any Covered Claims, and does not

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have the authority to enlarge upon or add to, subtract from or disregard, or otherwise alter the Parties’ rights under such laws.

7. Acknowledgements: By accepting the terms of this Agreement, you acknowledge and represent that:

a. you have carefully read this Agreement, understand the terms of this Agreement, and are entering into this Agreement voluntarily;

b. you are not relying on any promises or representations by the Company except those contained in this Agreement;

c. you are giving up the right to have Covered Claims decided by a court, judge or jury;

d. you remain employed “at will,” and for no definite period of time;

e. these obligations are binding both upon you and your assigns, executors, administrators and legal representatives;

f. you have been given a reasonable period of time in which to consider this Agreement; and

g. you have been given the opportunity to discuss this Agreement with your own attorney or advisor if you wish to do so.

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